Exhibit (j)(2)

CONSENT OF SEWARD & KISSEL LLP

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of the post-effective amendment No. 58 to the Form N-1A registration statement for Homestead Funds, Inc. (File No. 33-35788). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Seward & Kissel LP
Washington, D.C.
January 12, 2016